As filed with the Securities and Exchange Commission on March 9, 2011
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________

DGT Holdings Corp.
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	13-1784308 (I.R.S. Employer Identification Number)
100 Pine Aire Drive
Bay Shore, New York 11706
 (Address of Principal Executive Offices) (Zip Code)
___________________________

Amended and Restated 2007 Incentive Stock Plan
(Full Title of the Plan)
___________________________

John J. Quicke
Chief Executive Officer and President
DGT Holdings Corp.
100 Pine Aire Drive
Bay Shore, New York 11706
(631) 231-6400

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jeffrey S. Spindler, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022-1106 (212) 451-2300 __________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.01 per share	380,000	$10.00	$3,800,000.00	$441.18

(1)
Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the Amended and Restated 2007 Incentive Stock Plan.

(2)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, the maximum offering price is calculated by using the average of the high and low prices of the Registrant's common shares on the OTC Bulletin Board on March 7, 2011.

EXPLANATORY NOTES

DGT Holdings Corp. (the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 380,000 shares of our common stock, $0.10 par value per share, issuable under our Amended and Restated 2007 Incentive Stock Plan, which we refer to as the “2007 Plan”. Unless otherwise indicated or required by the context, as used in this Registration Statement on Form S-8, the terms “we,” “our” and “us” refer to DGT Holdings Corp.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act.  Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed by us with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this prospectus:

(1)	our Annual Report on Form 10-K for the fiscal year ended July 31, 2010;

(2)	our quarterly reports on Form 10-Q for the quarters ended October 30, 2010 and January 29, 2011;

(3)	our Current Reports on Form 8-K filed on September 27, 2010, October 13, 2010, November 4, 2010, January 3, 2011 and January 10, 2011; and

(4)
The description of the securities contained under the heading "Description of Capital Stock" in Form S-2 to the Registration Statement filed with the SEC (Registration No. 333-02991) on April 30, 1996 (including any amendment or report filed with the SEC for the purpose of updating such description).

      Additionally, all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

DGT Holdings Corp.
100 Pine Aire Drive
Bay Shore, New York 11706
Attn: Mark A. Zorko
Telephone: (631) 231-6400

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Reference is made to the provisions of Sections 721 through 726 of the New York Business Corporation Law (the "BCL"), which provides for indemnification of officers and directors in certain transactions. Article V of the Registrant’s Amended and Restated Bylaws ("Bylaws") and Articles XI(b) and XII of the Registrant’s Certificate of Incorporation provide for indemnification of directors and officers to the full extent permitted by the BCL.

The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The BCL provides, subject to certain exceptions, that the indemnity obligations of a corporation will only arise if authorized (i) by the board of directors acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the officer or director has met the applicable standard of conduct, or (ii) if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs; (A) by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances, or (B) by the stockholders upon a finding that the officer or director has met the applicable standard of conduct. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. We also are authorized under our Bylaws to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.  The foregoing statement is qualified in its entirety by reference to Sections 721 through 726 of the BCL.

In addition to our indemnification obligations contained in our Bylaws and Certificate of Incorporation, we have entered into an indemnification agreement with each of our directors and officers providing for the advancement or reimbursement by the Registrant of such person's payments to satisfy judgments, fines, penalties, amounts paid in settlement, and reasonable expenses in defense of any claim made or threatened to be made against such person arising by reason of the fact that such person is or was a director or officer of, or served at the request of, the Registrant. However, no such indemnification will be made if a judgment or final adjudication adverse to the person establishes that either (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and were material to the claim adjudicated or (ii) that he personally gained a financial profit or other advantage to which he was not legally entitled. If the indemnified person is successful in the defense of a claim, he will be entitled to  indemnification by the Registrant. Otherwise and unless ordered by a court, the Registrant’s obligations to indemnify the person are subject to the condition that a reviewing person or body appointed by the board of directors will not have determined that the indemnified person would not be permitted to be indemnified under applicable law. The determination by the reviewing party is conclusive and binding. However, if the indemnified person has commenced legal proceedings to determine whether he should be indemnified, then any determination by the reviewing party will not be binding until a final judicial determination has been made.

If there is a change of control in the Registrant, then with respect to questions regarding indemnification, the Registrant will seek legal advice from an independent counsel selected by the indemnified person (and approved by the Registrant) who has not performed services for the Registrant for 10 years. The independent counsel will be the reviewing party and render a written opinion as to whether and to what extent the person would be permitted to be indemnified under applicable law.

The indemnification agreement also authorizes the Registrant to establish and fund a trust, for the benefit of a person to be indemnified in an amount sufficient to satisfy all expenses, including any and all judgments, fines, penalties and amounts paid in settlement of any and all claims against the indemnified person by reason of the fact that he was or is a director or officer that are from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.

In the event the indemnified person is ultimately found not to be entitled to indemnification, the indemnified person undertakes to reimburse the Registrant for amounts previously advanced or reimbursed in connection with the claim.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

4.1	Amended and Restated 2007 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on March 9, 2011).

5.1*	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1*	Consent of BDO USA, LLP.

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney, included on the signature page to this Registration Statement.
________________________

*  Filed herewith.

Item 9.  Undertakings

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (b)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

6.
That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bay Shore, State of New York, on the 9th day of March, 2011.

DGT HOLDINGS CORP.

By:	/s/ John J. Quicke
Name: John J. Quicke
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Quicke and Mark A. Zorko as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Quicke	President, Chief Executive Officer and Director	March 9, 2011
John J. Quicke	(Principal Executive Officer)

/s/ Mark A. Zorko	Chief Financial Officer	March 9, 2011
Mark A. Zorko	(Principal Financial Officer)

/s/ James R. Henderson	Chairman of the Board	March 9, 2011
James R. Henderson

/s/ Merrill A. McPeak	Director	March 9, 2011
Merrill A. McPeak

/s/ James A. Risher	Director	March 9, 2011
James A. Risher

/s/ T. Scott Avila	Director	March 9, 2011
T. Scott Avila